Exhibit 10.5
DOLLAR TREE, INC.

2021 OMNIBUS INCENTIVE PLAN

NON-EMPLOYEE DIRECTOR
NONSTATUTORY STOCK OPTION AGREEMENT

THIS NON-EMPLOYEE DIRECTOR NONSTATUTORY STOCK OPTION AGREEMENT ( the “Agreement”), is effective as of the “Date of Grant” specified in the accompanying Notice of Grant, by and between Dollar Tree, Inc., a Virginia corporation, (the “Company”) and the “Grantee” as defined in the Notice of Grant.

W I T N E S S E T H:

The Dollar Tree, Inc. 2021 Omnibus Incentive Plan (the “Plan”) provides for the grant of Options in accordance with the terms and conditions of the Plan, which are incorporated herein by reference.  The Company has determined that it is in the best interest of the Company and its shareholders to issue an Award of Options to the Grantee. Capitalized terms used in this Agreement and not otherwise defined herein or in the Notice of Grant have the meanings set forth in the Plan.

1.    AWARD AND EXERCISE PRICE. The Company hereby grants the Grantee an Option to purchase the number of shares of Stock set forth in the Notice of Grant (such shares of Stock, the “Covered Shares” at the exercise price per Covered Share set forth in the Notice of Grant (the “Exercise Price”), subject to the terms, conditions and restrictions as set forth in the Plan, this Agreement and the Notice of Grant. The Option is not an Incentive Stock Option.

2.    EXERCISABILITY. Subject to the limitations of this Agreement, the Option shall be immediately exercisable.

    3.     EXPIRATION. The Option shall not be exercisable after the Company’s close of business on the last business day that occurs prior to the Expiration Date. The “Expiration Date” shall be the earliest to occur of:

(a)    the ten-year anniversary of the Date of Grant;

(b)    if the Grantee’s Date of Termination (as defined in Section 7 of this Agreement) occurs by reason of death, Disability or Retirement, the ten-year anniversary of the Grant Date;

(c)    if the Grantee’s Date of Termination occurs for reasons other than death, Disability or Retirement, the one-year anniversary of such Date of Termination;

(d)    the date on which the Board determines that, due to the Grantee’s breach of fiduciary duty, willful misconduct or knowing violation of the criminal law, the Grantee should resign as a Director or should be removed by the shareholders as a Director; or

(e)    the date on which the Committee determines the Grantee materially violated (i) the provisions of Section 9 below or (ii) any non-competition agreement which the Grantee may have entered into with the Company.

4.    METHOD OF OPTION EXERCISE.

4.1    Notice of Exercise. Subject to the terms of this Agreement and the Plan, the Option may be exercised in whole or in part by filing a written notice with the Secretary of the Company in a form and by a method acceptable to the Committee at its corporate headquarters prior to the Company’s close of business on the last business day that occurs prior to the Expiration Date. Such notice shall specify the number of Covered Shares which the Grantee elects to purchase and shall be accompanied by payment of the Exercise Price for such shares of Stock indicated by the Grantee’s election.

4.2    Payment of Exercise Price. Payment shall be by cash or by check payable to the Company. Except as otherwise provided by the Committee before the Option is exercised: (i) all or a portion of the Exercise Price may be paid by the Grantee by delivery or attestation of shares of Stock that have been owned by the Grantee and are otherwise acceptable to the Committee having an aggregate Fair Market Value (valued as of the date of exercise) that is equal to the amount of cash that would otherwise be required; (ii) the Grantee may pay the Exercise Price by authorizing a securities brokerage firm with which the Company has established and maintains a cashless exercise program to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price; or (iii) such other method as is permitted under the Plan and approved by the Committee.

4.3     Compliance with Law. The Option shall not be exercisable if and to the extent the Company determines that such exercise would violate applicable state or federal securities laws or the rules and regulations of any securities exchange on which the Stock is traded. If the Company makes such a determination, it shall use all reasonable efforts to obtain compliance with such laws, rules and regulations. In making any determination hereunder, the Company may rely on the opinion of counsel for the Company.

5.    WITHHOLDING. All deliveries and distributions under this Agreement are subject to withholding of all applicable taxes, to the extent such withholding is required by law. The Company shall deduct from the shares of Stock issuable to a Participant upon the exercise a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to the tax withholding obligations of the Member Companies. Upon the exercise, all tax withholding shall be satisfied by deduction of shares of Stock otherwise issuable to Grantee. The Fair Market Value of any shares of Stock withheld shall not exceed the amount determined by the minimum statutory withholding rates for each applicable tax jurisdiction.

6.    TRANSFERABILITY.

6.1    General. Except as otherwise provided in Section 6, during the lifetime of the Grantee, an Option shall be exercisable only by the Grantee or the Grantee’s guardian or legal representative. Transfers at death are governed by Section 8 below.

6.2    Limited Transferability. To the extent permitted by the Committee, in its discretion, the Option shall be assignable or transferable by gift or domestic relations order to a Participant’s “family members” as permitted in the General Instructions to Form S-8 under the Securities Act, subject to such limits as the Committee may establish, and the transferee shall remain subject to all the terms and conditions applicable to the Option prior to such transfer. The foregoing right to transfer the Option shall apply to the right to consent to amendments to this Agreement and, in the discretion of the Committee, shall also apply to the right to transfer ancillary rights associated with the Option. For the avoidance of doubt, a transfer for value of the Option is prohibited.

7.     DATE OF TERMINATION. For purposes of this Award Agreement, the Grantee’s “Date of Termination” shall be the first day occurring on or after the Grant Date on which the Grantee is not a director of the Company, regardless of the reason for the termination of such status.

8.     BINDING EFFECT; HEIRS AND SUCCESSORS.

8.1    General. The terms and conditions of this Agreement shall be effective upon delivery to the Grantee, with or without execution by the Grantee.

8.2    Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.

8.3    Designated Beneficiary. If any rights exercisable by the Grantee or shares of Stock that may be issued to the Grantee under this Agreement have not been exercised or issued, respectively, at the time of the Grantee’s death, such rights shall be exercisable by the Designated Beneficiary, and such shares of Stock shall be deliverable to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Grantee in a writing filed with the Company in such form and at such time as the Company shall require. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Grantee, any rights that would have been exercisable by the Grantee and any benefits distributable to the Grantee shall be exercised by or distributed to the legal representative of the estate of the Grantee. If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Grantee but dies before the Designated Beneficiary’s exercise of all rights under this Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

    9.    DISCLOSURE OF INFORMATION. The Grantee recognizes and acknowledges that the Company’s trade secrets, confidential information, and proprietary information, including customer and vendor lists and computer data and programs (collectively “Confidential Information”), are valuable, special and unique assets of the Company’s business, access to and knowledge of which are essential to the performance of the Grantee’s duties. The Grantee will not, before or after his Date of Termination, in whole or in part, disclose such Confidential Information to any person or entity or make such Confidential Information public for any purpose whatsoever, nor shall the Grantee make use of such Confidential Information for the Grantee’s own purposes or for the benefit of any person or entity other than the Company under any circumstances before or after the Grantee’s Date of Termination; provided that this prohibition shall not apply after the Grantee’s Date of Termination to Confidential Information that has become publicly known through no action of the Grantee. The Grantee shall consider and treat as the Company’s property all memoranda, books, records, papers, letters, computer data or programs, or customer lists, including any copies thereof in human- or machine-readable form, in any way relating to the Company’s business or affairs, financial or otherwise, whether created by the Grantee or coming into his or her possession, and shall deliver the same to the Company on the Date of Termination or, on demand of the Company, at any earlier time.

10.    ENTIRE AGREEMENT; ENFORCEMENT OF RIGHTS.

10.1 Entire Agreement. The Plan and the Notice of Grant are hereby incorporated by reference in this Agreement.  This Agreement (including the Plan and the Notice of Grant) sets forth the entire agreement and understanding of the parties relating to the subject matter herein.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in a writing signed by the Company and the Grantee to this Agreement.  In the event of a conflict between this Agreement and the Plan, the terms of the Plan control. A copy of the Plan may be obtained from the Chief Human Resources Officer of the Company (or such other party as the Company may designate). This Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.
10.2 Enforcement of Rights. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party. Any action or proceeding to enforce this Agreement shall be brought in accordance with the requirements of any arbitration agreement between the parties, except that the Company may seek temporary or permanent injunctive relief or other forms of immediate relief related to a breach of any of the covenants in this Agreement in the state or federal courts located in Norfolk, Virginia.
11.     NO IMPLIED RIGHTS.

11.1    Service. The Option will not confer on the Grantee any right with respect to continuance of service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s service at any time.

11.2.    Shareholder Rights. The Grantee shall not have any rights of a shareholder with respect to the Covered Shares until a stock certificate has been duly issued following exercise of the Option as provided herein.

12.     NOTICES. Except to the extent otherwise provided in Section 4.1, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by fax, or twenty-four (24) hours after being delivered to a reliable overnight courier service for overnight delivery (with delivery costs prepaid), or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.

13.     FRACTIONAL SHARES. In lieu of issuing a fraction of a share upon any exercise of the Option, resulting from an adjustment of the Option pursuant to Section 4.4 of the Plan or otherwise, the Company will be entitled to pay to the Grantee the Fair Market Value of such fractional share.

14.     AMENDMENT. This Agreement may be amended by written agreement of the Grantee and the Company, without the consent of any other person.

15.    GOVERNING LAW; JURISDICTION AND VENUE. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the Commonwealth of Virginia, without giving effect to choice of law provisions thereof. The Circuit Court of the City of Norfolk, Virginia, and the United States District Court, Eastern District of Virginia, Norfolk Division shall be the exclusive courts of jurisdiction and venue for any litigation, special proceedings or other proceedings between the parties that may be brought, or arise out of, in connection with, or by reason of this Agreement, except to the extent of proceedings required to be brought in accordance with any arbitration agreement between the parties, and the parties to this Agreement hereby consent to the jurisdiction of such courts.

16.    CLAW-BACK. The Grantee acknowledges and agrees that the Option is subject to the provisions of Section 19.1 of the Plan, “Forfeiture Events; Recoupment,” and to the provisions of any claw-back or similar policy implemented by the Company, whether before or after the Date of Grant.